Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Spirit AeroSystems Holdings, Inc. of our report dated June 27, 2006 (which report expresses an unqualified opinion on the financial statements of the Wichita Division of the Boeing Commercial Airplanes Group of the Boeing Company and includes an explanatory paragraph referring to the basis of presentation), incorporated by reference in Registration Statement 333-140824 on Form S-8 of Spirit AeroSystems Holdings, Inc.
/s/ Deloitte & Touche LLP

Seattle, Washington
April 18, 2008